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FOR IMMEDIATE RELEASE
Contact:  Trudy M. Self
          Self & Associates
          (909) 336-5685

                                               ADVANCED MEDICAL INSTITUTE INC.
                                               APPOINTS TONY KHAN EXECUTIVE VICE
                                               PRESIDENT


Sydney, Australia--August 3, 2005-- It was announced today by Dr. Jack Vaisman, Chief Executive Officer, President and Chairman of the Board of Directors of Advanced Medical Institute Inc. (AVMD.PK), a leading provider of treatment for erectile dysfunction (ED) and premature ejaculation (PE) treatment in Australia, that the Board of Directors has appointed Tony Khan to serve as Executive Vice President of the Company.

Khan has served as Secretary and Director of the Company since March 2005. Since 2001, he has been the General Manager of the Company's wholly owned subsidiary Advanced Medical Institute Pty Limited. He also holds the position of Chief Operating Officer with the subsidiary.

Previously, Khan founded and was the Director and sole operator of Australian Momentum Health Pty Limited, a provider of impotency treatments in Australia. Before founding Australian Momentum Health, he was Operations Manager for On Clinic International Pty Limited. Khan holds a Masters degree in Commerce and Accounting.

"I am very pleased to announce that our Board has recognized Tony's outstanding performance as the operational head of our company with this appointment. His organizational abilities and operational expertise have been major factors in our growing success in the Australian market during the past four years," stated Dr. Vaisman.

About the Company

Advanced Medical Institute Inc., (AVMD.PK), headquartered in Sydney Australia, is a leading provider of treatment programs for erectile dysfunction and premature ejaculation in Australia. The Company operates 22 treatment clinics in Australia, has more than 120 employees, including 25 medical personnel, and since its inception has provided treatment to more than 200,000 patients. Advanced Medical Institute and its predecessor company began treating ED and PE patients successfully 5 years prior to the launch of Viagra, in 1998, in Australia.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward- looking statements are based on current expectations or beliefs, including, but not limited to, statements concerning the company's operations and financial performance and condition. For this purpose, statements that are not statements of historical fact may be deemed to be forward-looking statements. The company cautions that these statements by their nature involve risks and uncertainties, and actual results may differ materially depending on a variety of important factors, including, among others, the impact of competitive products and pricing; changes in consumer preferences and tastes or perceptions of health-related issues; effectiveness of advertising or market-spending programs; changes in laws and regulations; fluctuations in costs of production, foreign exchange and interest rates; and other factors as those discussed in the Company's reports filed with the Securities and Exchange Commission from time to time.